Exhibit 10.1

TERMINATION OF AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Termination of Amended and Restated Business Combination Agreement, dated as of June 28, 2024 (this “Termination”), is made and entered into by and among Futbol Club Barcelona, a sport association (associación deportiva) (“FCB”), Barça Produccions S.L., a Spanish limited liability corporation wholly owned by FCB (“BP”) and Mountain & Co. I Acquisition Corp., a Cayman Islands exempted company (“Mountain”).  Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Amended and Restated Business Combination Agreement, dated October 26, 2023 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “A&R Business Combination Agreement”), by and among FCB, BP and Mountain.  FCB, BP and Mountain are collectively referred to as the “Parties”, and each as a “Party”.

WHEREAS, pursuant to Section 8.1(a) of the A&R Business Combination Agreement, the Parties wish to mutually terminate the A&R Business Combination Agreement in accordance with the provisions thereof and to be bound by the other provisions set forth hereinafter.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.
The Parties hereby mutually consent and agree that, pursuant to Section 8.1(a) of the A&R Business Combination Agreement, effective immediately upon execution and delivery of this Termination by each Party and without further action by any Party, the A&R Business Combination Agreement shall hereby be terminated in its entirety, and shall be void, with the exception of Section 6.3, Section 8.2, Article I and Article X of the A&R Business Combination Agreement, each of which shall survive termination and remain valid and binding obligations of the Parties thereto in accordance with their terms.

2.	The effect of the termination of the A&R Business Combination Agreement shall be as set forth in Section 8.2 of the A&R Business Combination Agreement.

3.
The Parties shall issue a joint press release relating to this Termination and Mountain shall file a current report on Form 8-K with the Securities and Exchange Commission relating to this Termination.

4.
Mountain, for itself, and on behalf of its Affiliates, and each of their respective Affiliates, shareholders, equityholders, partners, joint venturers, lenders, administrators, representatives, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge FCB and its Affiliates, and each of their respective present and former direct and indirect shareholders, equityholders, directors, officers, employees, predecessors, partners, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the A&R Business Combination Agreement, the Ancillary Documents and the transactions contemplated by the A&R Business Combination Agreement (the “Mountain Released Claims”).

5.
Each of FCB and BP, for itself, and on behalf of its respective Affiliates, and each of their respective Affiliates, shareholders, equityholders, partners, joint venturers, lenders, administrators, representatives, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge each of Mountain and Sponsor, each of their respective Affiliates and each of their respective present and former direct and indirect shareholders, equityholders, directors, officers, employees, predecessors, partners, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the A&R Business Combination Agreement, the Ancillary Documents and the transactions contemplated by the A&R Business Combination Agreement (the “FCB Released Claims” and together with the Mountain Released Claims, the “Released Claims”).

6.
Notwithstanding anything contained in this Termination to the contrary, it is the express intention of the Parties that the Released Claims pursuant to Sections 4 and 5 of this Termination shall not include claims, if any, based upon a breach of this Termination or a breach of the Confidentiality Agreement.  Further, this Termination shall not affect any Liability under the A&R Business Combination Agreement on the part of any Party for fraud or a willful and material breach of any covenant or agreement set forth in the A&R Business Combination Agreement prior to such termination or actual fraud.

7.
The Parties hereby acknowledge and agree that each Party shall continue to be bound by the Confidentiality Agreement, and that all information obtained pursuant to the A&R Business Combination Agreement and the transactions contemplated by the A&R Business Combination Agreement shall be kept confidential in accordance with the Confidentiality Agreement.

8.
The provisions of Sections 10.2 (Amendment), 10.3 (Notices), 10.4 (Governing Law), 10.5 (Fees and Expenses), 10.6 (Construction; Interpretation), 10.8 (Parties in Interest), 10.9 (Severability), 10.10 (Counterparts; Electronic Signatures), 10.14 (Waiver of Jury Trial) and 10.16 (Trust Account Waiver) are incorporated herein by reference and shall apply to the terms and provisions of this Termination and the Parties, mutatis mutandis.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Termination as of the date written above.

FUTBOL CLUB BARCELONA

By	/s/ Joan Laporta Estruch
Name:	Mr. Joan Laporta Estruch
Title:

By	/s/ Manel del Río
Name:	Mr. Manel del Río
Title:

BARÇA PRODUCCIONS, S.L.

By	/s/ Joan Laporta Estruch
Name:	Mr. Joan Laporta Estruch
Title:

By	/s/ Manel del Río
Name:	Mr. Manel del Río
Title:

MOUNTAIN & CO. I ACQUISITION CORP.

By	/s/ Dr. Cornelius Boersch
Name:	Dr. Cornelius Boersch
Title:	Chief Executive Officer

[Signature Page to Termination Agreement]